Exhibit 10.2

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This Confidential Separation and Release Agreement (“Agreement”) is made and entered into by and among Charles E. Fieramosca (“Executive”) on the one hand, and Zale Corporation and Zale Delaware, Inc. (collectively, “Zale” or the “Company”) on the other, hereinafter collectively referred to as the “Parties.”

RECITALS

WHEREAS, Executive was employed as Senior Vice President of Zale Delaware, Inc. and President of the Bailey Banks & Biddle Division of Zale Delaware, Inc.;

WHEREAS, Executive’s last day of employment was January 31, 2008 (“Separation Date”);

NOW, THEREFORE, in consideration of the Recitals and the mutual promises, covenants, and agreements set forth herein, the Parties covenant and agree as follows:

1.             Executive, for himself and on behalf of his attorneys, heirs, assigns, successors, executors, and administrators, hereby GENERALLY RELEASES, ACQUITS, AND DISCHARGES Zale Corporation, Zale Delaware, Inc., Finlay Fine Jewelry Corporation, Finlay Enterprises, Inc. and their respective current and former parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities, their successors and assigns, and the current and former owners, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors, and administrators (hereinafter collectively referred to as the “Releasees”) from and against any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, demands, controversies, costs, losses, and expenses (including attorneys’ fees and expenses) whatsoever, under any municipal, local, state, or federal law, common or statutory — including, but in no way limited to, claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., as amended, 29 U.S.C. §626(f) et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., as amended (including the Civil Rights Act of 1991), the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101, et seq., as amended, the Executive Retirement Income Security Act of 1974, (ERISA), 29 U.S.C. §§ 1001 et seq., as amended, the Labor Management Relations Act, 29 U.S.C. §§ 141 et seq., as amended, the Occupational Safety and Health Act (OSHA), 29 U.S.C. §§ 651 et seq., as amended, the Racketeer Influenced and Corrupt Organizations Act (RICO), 18 U.S.C. §§ 1961 et seq., as amended, the Sarbanes Oxley Act of 2002, the Sabine Pilot Doctrine, the American Jobs Creation Act of 2004,  Texas Labor Code §§ 21.001 et seq., as amended, Texas Labor Code §§ 61.001 et seq., as amended, or any other claims, including claims in equity or common law claims — for any actions or omissions whatsoever, whether known or unknown and whether connected with the employment relationship between Executive and Zale, the cessation of Executive’s employment with Zale, and/or whether connected with any decision regarding Executive’s employment with Finlay Fine Jewelry Corporation and/or Finlay Enterprises, Inc., which existed or may have existed prior to, or contemporaneously with, the execution of this

Agreement (collectively, the “Released Claims”).  Executive also waives any right to recover from any Releasee in a civil suit brought by any governmental agency or any other individual on his behalf with respect to any Released Claim. This general release covers both claims that Executive knows about and those he may not know about, except that it does not release any claims or rights that Executive may have under the Age Discrimination in Employment Act of 1967 (and any amendments thereto) that arise after the date Executive signs this Agreement.  Executive further represents and warrants that he has been fully and properly paid for all hours worked, and has received all leave, in accordance with applicable law.  Executive further acknowledges, agrees and hereby stipulates that:  (i)  during Executive’s employment with the Company, Executive was allowed to take all leave and afforded all other rights to which he was entitled under the Family and Medical Leave Act (FMLA); and (ii)  the Company has not in any way interfered with, restrained or denied the exercise of (or attempt to exercise) any FMLA rights, nor terminated or otherwise discriminated against Executive for exercising (or attempting to exercise) any such rights.

2.             Executive acknowledges and agrees that he will keep the negotiations leading to this Agreement, as well as the terms, amount, and fact of this Agreement STRICTLY AND COMPLETELY CONFIDENTIAL, and that he will not communicate or otherwise disclose to any employee of Zale (past, present, or future), or to any member of the general public, the terms, amounts, copies, or fact of this Agreement, except as may be required by law or compulsory process; provided, however, that Executive may make such disclosures to his tax/financial advisors or spouse as long as they agree to keep the information confidential.  If asked about any of such matters, Executive’s response shall be that he may not discuss any of such matters.  In the event of a breach of the confidentiality provisions set forth in this Paragraph of the Agreement by Executive, Zale may suspend any payments due under this Agreement pending the outcome of litigation and/or arbitration regarding such claimed breach of this Agreement by Executive.  This Paragraph is a material inducement to the benefits provided under this Agreement.  Any Releasee may enforce this Paragraph without posting a bond.

3.             Executive expressly acknowledges, agrees, and covenants that he will not make any public or private statements, comments, or communication in any form, oral, written, or electronic, which in any way could constitute libel, slander, or disparagement of Zale or any other Releasee or which may be considered to be derogatory or detrimental to the good name or business reputation of Zale or any other Releasee; provided, however, that the terms of this Paragraph shall not apply to communications between Executive and his spouse, clergy, or attorneys, which are subject to a claim of privilege existing under common law, statute, or rule of procedure.  Executive specifically agrees not to issue any public statement concerning his employment at Zale and/or the cessation of such employment, but he may disclose the fact of such employment.   This Paragraph is a material inducement to the benefits provided under this Agreement.  Any Releasee may enforce this Paragraph without posting a bond.

4.             Executive acknowledges and agrees that in addition to the cessation of his employment with Zale, he has ceased holding any other positions as a director, officer, and/or employee with Zale, effective on the Separation Date.

5.             Executive waives and releases forever any right and/or rights he may have to seek or obtain employment, reemployment, and/or reinstatement with Zale or any one or more other Releasees, and agrees not to seek reemployment with any of the same.

6.             Effective on the Effective Date and in exchange for the general release set forth in this Agreement and other valuable consideration received by the Parties:

(a)                                  Zale will pay Executive severance pay in the amount of Three Hundred Fifty-Nine Thousand, Seven Hundred Forty-Nine Dollars and 78/100 ($359,749.78), less deductions required by law, (“Severance Pay”), in consideration for the promises, covenants, agreements, and releases set forth herein.  The Severance Pay described in this Paragraph will be paid to Executive within five (5) days after the Effective Date by wire transfer.

(b)                                 Within five (5) days after the Effective Date, Zale will pay to Employee $1,499.89, an amount equal to the portion of the medical benefit premiums that Zale paid for similarly situated executives from the Separation Date through April 2008.  From the Effective Date (as defined below) until the date that is one (1) year after the Separation Date the (“Severance Period”), Zale will continue to provide Executive his medical benefits, if any, in effect as of the Separation Date. Any continued medical benefits provided pursuant to this Paragraph 6(b) will count in satisfaction of Executive’s right to continue such benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  Executive represents and warrants that he elected to continue his benefits by completing and submitting the COBRA election forms to the Zale COBRA Administrator.  During the Severance Period, Executive’s premiums for coverage will be equal to the premiums similarly situated executives pay for the same coverage and such premiums will be submitted by Executive directly to the Zale COBRA Administrator.  Thereafter, Executive will have the right to elect to continue such medical benefits for the remainder of the COBRA period by paying the COBRA rates directly to the Zale COBRA Administrator.  Executive has been provided with a notice of the interaction of the extended medical insurance benefits under this Agreement and his COBRA rights following his Separation Date.

Any health or welfare benefits received by or available to Executive from or in connection with any other employment of Executive, consultancy arrangement undertaken by Executive or similar source that are reasonably comparable to, but not necessarily as financially or otherwise beneficial to Executive as the benefits provided to Executive by the Company at the time of the Separation Date, will be deemed the equivalent thereof and will terminate the Company’s obligation under this Section 6(b) to provide medical coverage during the Severance Period; provided, however, that nothing in this Paragraph will limit or terminate Executive’s or Executive’s dependents’ right to continue any Company group health plan coverage at Executive’s or such dependent’s cost for the remainder of the COBRA period.  Executive agrees to notify Zale of the availability of any such subsequent benefit coverage(s) within 30 days following such availability in writing to Zale Corporation, ATTN: General Counsel, 901 W. Walnut Hill Ln., Irving, TX 75038.  The provisions of this Paragraph 6(b) will not prohibit the Company from changing the terms of any medical benefit programs provided that any such changes apply to all employees of Zale (e.g., Zale may switch insurance carriers or preferred provider organizations or change coverage(s)).

(c)                                  Executive represents and warrants that he has received from Zale the value of any remaining unused and accrued vacation time through the Separation Date.  Zale shall pay to Executive the unpaid portion, if any, of his Supplemental Executive Retirement Plan (“SERP”) benefit to the extent such benefit was fully vested as of December 31, 2007, less deductions required by law, subject to the terms of that certain letter dated December 20, 2006 from Zale to Executive.  Any such SERP benefit payment shall be paid to Executive within five (5) days after the Effective Date by wire transfer.  Executive represents and warrants that he has returned to Zale his employee identification badge, keys, and all Company-owned equipment and documents and will not maintain copies of the same.

(d)                                 Executive represents and warrants that he has reconciled his outstanding expenses and advances with Zale, has paid Zale any outstanding balance owed and agrees that Zale does not owe any reimbursement or other payment for expenses or otherwise except as specifically set forth herein.

7.             Executive agrees to cooperate fully with Zale, specifically including any attorney or other consultant retained by Zale, in connection with any pending or future litigation, arbitration, business, or investigatory matter.  The Parties acknowledge and agree that such cooperation may include, but shall in no way be limited to, Executive’s making himself available for interview by Zale, or any attorney or other consultant retained by Zale, and providing to Zale any documents in his possession or under his control.  Zale agrees to provide Executive with reasonable notice of the need for assistance when feasible.  Zale additionally agrees to schedule such assistance in such a manner as not to interfere with any alternative employment obtained by Executive when possible.

8.             Executive acknowledges that he has had access to and become familiar with various trade secrets and proprietary and confidential information of Zale, its subsidiaries and affiliates, including, but not limited to: identities, responsibilities, contact information, performance and/or compensation levels of employees, costs and methods of doing business, systems, processes, computer hardware and software, compilations of information, third-party IT service providers and other Company vendors, records, sales reports, sales procedures, financial information, customer requirements, pricing techniques, customer lists, price lists, information about past, present, pending and/or planned Company transactions, and other confidential information (collectively, referred to as “Trade Secrets”) which are owned by Zale, its subsidiaries and/or affiliates and/or successors, including, without limitation, Finlay Fine Jewelry Corporation and Finlay Enterprises, Inc. (collectively, “Successors”) and regularly used in the operation of its business, and as to which Zale, its subsidiaries and/or affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees.  Executive acknowledges and agrees that the Trade Secrets (1) are secret and not known in the industry; (2) give the Company or its subsidiaries and/or affiliates and/or Successors an advantage over competitors who do not know or use the Trade Secrets; (3) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (4) are valuable and special and unique assets of Zale or its subsidiaries and/or affiliates and/or Successors, the disclosure of which could cause substantial injury and loss of profits and goodwill to Zale or its subsidiaries and/or affiliates and/or Successors.

(a)                                  Executive shall not use in any way or disclose any of the Trade Secrets, directly or indirectly, at any time in the future, unless the information becomes public knowledge other than as a result of an unauthorized disclosure by the Executive.  All files, records, documents, information, data, and similar items relating to the business of Zale and/or its Successors, whether prepared by Executive or otherwise coming into his possession, will remain the exclusive property of Zale and/or its Successors, as applicable, and in any event must be promptly delivered to Zale upon execution of this Agreement.

(b)                                 Executive agrees that upon his receipt of any formal or informal request, requirement, subpoena, process, or other action seeking Executive’s direct or indirect disclosure or production of any Trade Secrets to any entity, agency, tribunal, or person, in connection with a judicial, administrative or other proceeding, Executive shall promptly and timely notify Zale, and promptly and timely provide a description and, if applicable, hand deliver a copy of such request, requirement, subpoena, process or other action to Zale.  In all such instances, Executive irrevocably nominates and appoints Zale (including any attorney retained by Zale) as his true and lawful attorney-in-fact to act in Executive’s name, place and stead to perform any act that Executive might perform to defend and protect against any disclosure of any Trade Secret.  For purposes of this Paragraph 8, this Agreement shall be considered a Trade Secret.

9.             The Company and Executive expressly agree that trade secrets and confidential and proprietary information were provided to Executive during his employment with Zale.  As a material inducement for the Company to provide such trade secrets and confidential and proprietary information to Executive, Executive previously agreed in his Employment Agreement dated May 21, 2004 (“Employment Agreement”) and, for independent consideration, now acknowledges and agrees that for a period of one (1) year from the Separation Date he will not, directly or indirectly, compete with the Company or any Releasee by providing services to any other person, partnership, association, corporation, or other entity that is in a “Competing Business.”  As used herein, a “Competing Business” is any business that engages in whole or in part in the retail sale of jewelry in the United States, Canada and/or Puerto Rico, including, but not limited to, specialty jewelry retailers and other retailers or wholesalers having retail jewelry divisions, departments, or operations and the Executive’s employment function or affiliation with the Competing Business is directly or indirectly related to such business of jewelry.  The one (1) year period shall expire on the date that is one (1) year after the Separation Date;

provided however, that such one (1) year period shall be tolled on a day-for-day basis for each day during which the Executive participates in any activity in violation of such restrictions.  Further, except as expressly permitted below, Executive represents, warrants and covenants that he has not and will not, from the Separation Date through the Effective Date and until the date that is one (1) year after the Separation Date, directly or indirectly, compete(d) with the Company or any Releasee by providing services to any other person, partnership, association, corporation, or other entity that is in a Competing Business, and Executive agrees that such representation survives this Agreement indefinitely.  The Parties agree that the above restrictions on competition are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason.  The Parties further agree that any invalidity and unenforceability of any one or more of such restrictions shall not render invalid or unenforceable the remaining restrictions on competition.  Additionally, should an arbitrator and/or court of competent jurisdiction determine that the scope of any provision of this Paragraph 9 is too broad to be enforced as written, the Parties intend that the arbitrator and/or court reform the provision to such narrower scope as it determines to be reasonable and enforceable.  This Paragraph is a material inducement to the benefits provided under this Agreement.  Any Releasee may enforce this Paragraph without posting a bond.  Notwithstanding the foregoing, Executive may be employed by Robert Lee Morris Inc., whose corporate offices are located at 233 Spring Street, New York, NY 10013, during the foregoing one (1) year period.

10.           For a period of three (3) years from the Separation Date, Executive acknowledges and agrees that he shall not, on his own behalf or on behalf of any other person, partnership, association, corporation, or other entity, (a) directly, indirectly, or through a third party hire or cause to be hired; (b) directly, indirectly or through a third party solicit; or (c) in any manner attempt to influence or induce any employee of any Releasee or any of their subsidiaries or affiliates to leave the employment of such Releasee any of their subsidiaries or affiliates, nor shall he use or disclose to any person, partnership, association, corporation or other entity any information obtained concerning the names and addresses of any Releasee’s employees.  The three (3) year period contained in this Paragraph 10 shall be tolled on a day-for-day basis for each day during which the Executive participates in any activity in violation of such restrictions.  Executive represents and warrants that he has not violated the restrictions contained in this Paragraph 10, and agrees that his representation survives this Agreement indefinitely.  Executive agrees that the above restrictions on hiring and solicitation are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason.  Executive further agrees that any invalidity and unenforceability of any one or more of such restrictions on hiring and solicitation shall not render invalid or unenforceable any remaining restrictions on hiring and solicitation.  Additionally, should an arbitrator and/or court of competent jurisdiction determine that the scope of any provision of this Paragraph 10 is too broad to be enforced as written, Executive agrees and intends that the arbitrator and/or court reform the provision to such narrower scope as it determines to be reasonable and enforceable.  This Paragraph is a material inducement to the benefits provided under this Agreement.  Any Releasee may enforce this Paragraph without posting a bond.

11.           By entering into this Agreement, the Parties do not admit, and do specifically deny, any violation of any contract, local, state, or federal law, common or statutory.  Neither the execution of this Agreement nor compliance with its terms, nor the consideration provided for herein shall constitute or be construed as an admission by any party (or any party’s agents, representatives, attorneys, or employers) of any fault, wrongdoing, or liability whatsoever, and the Parties acknowledge that all such liability is expressly denied.  This Agreement has been entered into in release and compromise of claims as stated herein and to avoid the expense and burden of dispute resolution.

12.           If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision as may be possible and that is legal, valid, and enforceable.

13.           This Agreement constitutes the entire Agreement of the Parties, and supersedes all prior and contemporaneous negotiations and agreements, oral or written, with respect to its subject matter, except that this Agreement specifically incorporates as if fully set forth herein Paragraphs 8, 9, 10, 11, and 12 of the Employment Agreement; provided, however, that to the extent a conflict exists between the terms of this Agreement and the terms of Paragraphs 8, 9, 10, 11, and/or 12 of the Employment Agreement, the terms of this Agreement shall and hereby do control. Subject to the foregoing sentence, all prior and contemporaneous negotiations and agreements are deemed incorporated and merged into this Agreement and are deemed to have been abandoned if not so incorporated.  No representations, oral or written, are being relied upon by any party in executing this Agreement other than the express representations of this Agreement.  This Agreement cannot be changed or terminated without the express written consent of the Parties.

14.           This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Texas without regard to the conflicts of laws provisions of Texas law, or of any other jurisdiction, except where preempted by federal law.  The Parties hereby agree that any action to enforce an arbitrator’s award pursuant to Section 15 shall be filed exclusively in a state or federal court of competent jurisdiction in Dallas County, Texas and the parties hereby consent to the exclusive jurisdiction of such court; provided, however, that nothing herein shall preclude the Parties’ rights to conduct collection activities in the courts of any jurisdiction with respect to the order or judgment entered upon the arbitrator’s award by the Texas court.

15.           The parties to any controversy or claim (including all claims pursuant to common and statutory law) arising out of or relating to this Agreement or arising out of or relating to the subject matter of this Agreement or Executive’s employment or other relationship with any Releasee or the cessation of Executives’ employment or other relationship with any Releasee (collectively and individually, a “Claim”) agree that any and all Claims shall be resolved exclusively through binding arbitration.  Subject to the terms and any exceptions provided in this Agreement, the parties each waive the right to a jury trial and waive the right to adjudicate their Claims outside the arbitration forum provided for in this Agreement.  The arbitration shall be administered by a single neutral arbitrator admitted to practice law in Texas for a minimum of ten (10) years.  Any such arbitration proceeding shall take place in Dallas County, Texas and shall be administered by the American Arbitration Association (“AAA”)-Dallas office in accordance with its then-current applicable rules and procedures.  The arbitrator will have the authority to award the same remedies, damages and costs that a court could award.  The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision and any damages awarded.  The arbitrator’s decision will be final and binding.  This provision can be enforced under the Federal Arbitration Act.

(a)                                  As the sole exception to the exclusive and binding nature of the arbitration commitment set forth above, Executive agrees that any Releasee shall have the right to initiate an action in a court of competent jurisdiction to request temporary, preliminary and permanent injunctive or other equitable relief, including specific performance, to enforce the terms of Paragraphs 1, 2, 3, 8, 9, and 10 of this Agreement and Paragraphs 8, 9, 10, 11, 12 of the Employment Agreement without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond.  Nothing herein shall prevent any Releasee from pursuing the same injunctive and equitable relief in the arbitration proceedings.  Moreover, nothing in this Paragraph should be construed to constitute a waiver of the Releasees’ rights and obligations to arbitrate regarding matters other than those specifically addressed in this Paragraph.

(b)                                 Should a court of competent jurisdiction determine that the scope of the arbitration and related provisions of this Agreement are too broad to be enforced as written, the Parties intend that the court reform the provision in question to such narrower scope as it determines to be reasonable and enforceable, and enforce the agreement to arbitrate set forth herein.

(c)                                  In the event of arbitration under the terms of this Agreement, the fees charged by AAA and/or the individual arbitrator shall be borne equally by the parties.  The parties shall each bear their own costs and attorneys’ fees incurred in arbitration; provided, however, that should a party sue in court or bring an arbitration action against another party for a breach of any provision of this Agreement or regarding a dispute arising from the subject matter of this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees, court costs, arbitration expenses, and its portion of the fees charged by AAA and/or the individual arbitrator, as applicable, regardless of which party initiated the proceedings.

(d)                                 The Parties further agree that Zale may suspend any payments due under this Agreement pending the outcome of litigation and/or arbitration regarding a breach of any provision of this Agreement or regarding a dispute arising from or related to the subject matter of this Agreement and, in the event that any litigation and/or arbitration is instituted regarding a breach of any provision of this Agreement or regarding a dispute arising from or related to the subject matter of this Agreement, Executive must immediately return all Severance Pay previously paid under this Agreement pending the resolution of such litigation and/or arbitration.

16.           One or more waivers of a breach of any covenant, term, or provision of this Agreement by any Party or other Releasee shall not be construed as a waiver of a subsequent breach of the same covenant, term, or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term, or provision.

17.                                 By executing this Agreement, Executive acknowledges that he:

(a)                                  may take up to forty-five (45) calendar days from the Separation Date (until May 27, 2008) to consider whether or not he desires to execute this Agreement;

(b)                                  may revoke this Agreement at any time during the seven (7) calendar day period after he signs and delivers this Agreement to Zale.  Any such revocation must be in writing and delivered to Zale’s Senior Vice President of Human Resources, Mary Ann Doran, by the seventh (7th) calendar day.  Executive understands that this Agreement is not effective, and Executive is not entitled to the Severance Pay and benefits in Paragraphs 6(a)-(b), until the expiration of this seven (7) calendar day revocation period.  Executive understands that upon the expiration of such seven (7) calendar day revocation period this entire Agreement will be binding upon Executive and will be irrevocable;

(c)                                  has carefully read and fully understands all of the provisions of this Agreement and that any and all questions regarding the terms of this Agreement have been asked and answered to his complete satisfaction;

(d)                                 knowingly and voluntarily agrees to all of the terms set forth in this Agreement and to be bound by this Agreement;

(e)                                  is hereby advised in writing to consult with an attorney and tax advisor of his choice prior to executing this Agreement and has had the opportunity and sufficient time to seek such advice;

(f)                                    understands that rights or claims under the Age Discrimination in Employment Act that may arise after the date this Agreement is executed are not waived;

(g)                                 agrees and acknowledges that the severance pay and benefits in Paragraphs 6(a)-(b) constitute adequate consideration to support Executive’s agreements and covenants in this Agreement; and

(h)                                 acknowledges receipt of the ADEA Information Notice attached hereto as Exhibit A.

18.           The “Effective Date” of this Agreement is the date that is eight (8) days following the date on which Executive signs this Agreement, so long as Executive has not revoked acceptance of this Agreement before such date.

19.           By executing this Agreement, Executive also acknowledges that he (a) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (b) has made his own investigation of the facts and is relying solely upon his own knowledge and the advice of his own legal counsel; and (c) knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown.  The Parties stipulate that each Party is relying upon these representations and warranties in entering into this Agreement.  These representations and warranties shall survive the execution of this Agreement.

20.           All terms and provisions of this Agreement, and the drafting of this Agreement, have been negotiated by the Parties at arm’s length and to mutual agreement, with consideration by and participation of each, and no party shall be deemed the scrivener of this Agreement.

PLEASE READ CAREFULLY. THIS CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE INCLUDES THE RELEASE OF ALL CLAIMS AGAINST THE COMPANY, KNOWN OR UNKNOWN, THAT MAY HAVE OCCURRED AS OF THE DATE OF THIS AGREEMENT, INCLUDING ALL CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.  THIS AGREEMENT ALSO CONTAINS A PROVISION REQUIRING THE PARTIES TO RESOLVE ANY DISPUTES BY ARBITRATION.

[Signature Page Follows]

EXECUTED in New York, New York on this 18th day of April, 2008

Date:	April 18, 2008	/s/ Charles E. Fieramosca
EXECUTIVE

EXECUTED in Irving, Texas on this 28th day of April, 2008

ZALE CORPORATION

Date:	April 28, 2008	By:	/s/ Theo Killion

		Its:	EVP, Human Resources, Legal and
Corporate Strategy

EXECUTED in Irving, Texas on this 28th day of April, 2008

ZALE DELAWARE, INC.

Date:	April 28, 2008	By:	/s/ Theo Killion

		Its:	EVP, Human Resources, Legal and
Corporate Strategy

EXHIBIT A

ADEA INFORMATION NOTICE

Zale Corporation (“Zale”) is engaged in a reduction in force of employees who worked in the Bailey Banks & Biddle brand.  You are among the employees who were selected for termination.  Accordingly, your employment with Zale will end on January 31, 2008.  In connection with your termination, you are eligible to receive separation payments and benefits according to the terms of the foregoing Confidential Separation Agreement and Release (“Agreement”).  By executing the Agreement, you will waive all claims under the Age Discrimination in Employment Act (“ADEA”).

In accordance with the ADEA, the Company is providing you the following information:

•                  Below is a list of job titles and ages of those selected for termination in the reduction in force and who are eligible for the separation payments and benefits, and those in the same job classification who were not selected for termination and who are not eligible for the separation payments and benefits.

•                  The eligibility factors used to determine who was selected for the reduction in force and eligible for the separation payments and benefits were:  (i) the elimination of all positions within in the Bailey Banks & Biddle brand as a result of the sale of Bailey Banks & Biddle; and (ii) the skills and qualifications needed for positions elsewhere within the Company.

•                  Eligible employees who wish to receive the separation payments and benefits will have up to 45 days to review the terms and conditions of the Agreement and seven (7) calendar days to revoke the Agreement.

Job Title	Age of Employees Selected and Eligible to Receive Separation Payments and Benefits	Age of Employees Not Selected and Not Eligible for the Separation Payments and Benefits

President	59

SVP Operations		54

VP DMM	49

VP Marketing	55

Director Planning/Analysis	50

Director Merchandise Planning		39

Buyer	31, 32, 41, 44, 57	44

Associate Buyer	27

Merchandise Planner		27

Manager, Store Ops Admin		35

Manager, Expense Admin.		39
	30, 49
Manager, Marketing

Assistant Buyer	24, 29	25, 32

Project Manager Marketing	54	40

Project Manager PR & Special Events	30

Executive Secretary	45	39, 49

Sold Order Assistant	49, 59	46